Exhibit 4.1
English Translation of Chinese Original

Year 2011 Performance Contract with Management of PetroChina Company Limited

Offeree: Name: ZHOU, Jiping	Offeror: Name: JIANG, Jiemin	Term of the Contract: January 1, 2011 to December 31, 2011

Title: President of PetroChina Company Limited (“PetroChina”)	Title: Chairman of the Board of Directors of PetroChina	Date of Execution: , 2011

						Departments
	Key Performance				Actual	Providing the
Indices	Indices (KPI)	Weight (%)	Measurement	Target	Performance	Numbers
Profits Indices 85%	Rate of return of the invested capital (ROIC)	30%		8.8

	Economic value added (EVA)	10	In 100 million RMB	462.5

	Net income (NI)	10	In 100 million RMB	1167.9		Budget Management Department

	Free cash flow (FCF)	15	In 100 million RMB	-923.8

	Domestic full cost for oil	5	US$/barrel	27.18 (of which, the unit oil and gas lifting cost shall be US$10.48)

	Full processing cost for oil	5	RMB/ton	225.0

	Marketing cost for oil	5	RMB/ton	289.45

	Gap between the actual capital expenditure and budget	5%		±5		Planning Department

Operating Indices 15%	Rate of crude oil reserves replacement	10		oil: 1 natural gas: 2 (domestic standard)		Planning Department

	Energy and water conservation	5	10,000 cubic meter/10,000 TCE	Energy conservation: 90 Water conservation: 1600		Quality Management and Energy Conservation Department

Indices for control	Safety and environmental protection	employee death ≤ 0.0204 person/million manhours extraordinarily serious safe production accidents = 0; and extraordinarily serious environmental accidents=0.	Comprehensive
performance expressed in
marks to be increased by 5
marks if achieving the target
for the relevant index for
control, and to be reduced
by 5 marks if failing to
achieve the target for the
					relevant index for control.	Safety and Environmental Protection Department

	Internal control	Meeting the requirement				Internal Control and Risk Management Department

Signature of Offeree: ZHOU JIping	Signature of Offeror: JIANG Jiemin